Exhibit 10.7

United States Steel Corporation Supplemental Thrift Program
Effective January 1, 2005, Amended and Restated Effective July 31, 2013

1.    History and Purpose
United States Steel Corporation established the United States Steel Corporation Supplemental Thrift Program (“Program”), and hereby amends and restates the Program effective July 31, 2013, as set forth herein. The Program was previously amended and restated effective January 1, 2005 to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), except with respect to benefits that were vested under the Program on or before December 31, 2004. Benefits accrued prior to January 1, 2005 are and shall remain payable in accordance with the terms of the Program in effect on December 31, 2004.

The purpose of this Program is to compensate individuals for the loss of Company matching contributions under the United States Steel Corporation Savings Fund Plan for Salaried Employees (“Savings Plan”) or the Tubular Services Savings Plan (“Tubular Plan”) (collectively, “Plans”) that occurs due to certain limits established under the Code or that are required under the Code. The term “Corporation” shall mean United States Steel Corporation and any other company that is a participating employer in the Plans.

2.    Eligibility
Except as otherwise provided herein, an individual is a “Member” of the Program if he or she is an employee of the Corporation who is eligible to participate in either of the Plans and either (a) is a member of the Executive Management Group, or (b) is not permitted to make contributions to either of the Plans at least equal to the maximum rate of matching Company contributions applicable to his service because of the limitations of the Code.

3.    Amount of Benefits
With respect to a month in which a Member’s ability to either:
(a)    save on both a pre-tax and after-tax basis under either of the Plans at a rate at least equal to the maximum rate of matching Company contributions applicable to his service is restricted by law (including the limitations under Code sections 401(a)(17), 401(k), 402(g), and 415), or
(b)    save on an after-tax basis under either of the Plans at a rate at least equal to the maximum rate of matching Company contributions applicable to his service is restricted by Code section 401(m), the full matching Company contributions which would otherwise have been deposited into the Plans on behalf of the Member will be credited for such month to the Member’s account under the Program (regardless of the Member’s rate of savings under the Plans). Effective April 1, 2005, the amount to be credited for a month to a Member’s account under the Program will be equal to a percentage of the Member’s monthly base salary that, on a year-to-date basis, is in excess of the Internal Revenue Code section 401(a)(17) annual compensation limit for the year, with such percentage determined in accordance with the following schedule:

Continuous Service	Crediting Rate under Program
1 month but less than 10 years	5.0%
10 years but less than 15 years	5.5%

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15 years and over	6.0%

Effective June 1, 2010, the amount to be credited for a month to a Member’s account under the Program will be equal to 6% of the Member’s monthly base salary that, on a year-to-date basis, is in excess of the Internal Revenue Code section 401(a)(17) annual compensation limit for the year.

Any amount credited to a Member’s account pursuant to this amendment will be subject to the requirements of Internal Revenue Code section 409A.

Beginning January 1, 2002, the amount to be credited to a Member’s account in the Program (book entry only) will be credited in the same manner as if the amount had been deposited in the applicable Plan for investment in United States Steel Corporation Common Stock. Beginning November 1, 2004, the number of shares to be credited to a Member’s account in the Program (book entry only) will be calculated using the amount of contribution and the net asset value of United States Steel Corporation Common Stock at markets close on the processing date. In addition, amounts credited to a Member’s account (book entry only) as of December 31, 2001 relating to USX-U.S. Steel Group Common Stock and USX-Marathon Group Common Stock, respectively, will continue to be held in such accounts as amounts relating to United States Steel Corporation Common Stock and Marathon Oil Corporation Common Stock, respectively. Effective as of the date Marathon Oil Corporation distributes Marathon Petroleum Company Common Stock in a spinoff transaction, the accounts of Members with book entries for Marathon Oil Corporation Common Stock on that date will be credited with book entries for Marathon Petroleum Company Common Stock associated with the spinoff transaction. Except as otherwise provided, the rules under the Plans for determining service for eligibility and vesting, Corporation stock values, share determination, beneficiary designation, and vesting will be applicable under this Program.

Effective November 30, 2005, this Program accepted a transfer of the entire value of any participant’s account from the Transtar, Inc. Supplemental Thrift Program (“Transtar Program”). If an individual had an amount transferred from the Transtar Program (“Transtar Program Transfer”), such individual will be treated as a Member of this Program. Transtar Program Transfers (and future earnings thereon) will be credited in the same manner as if the amount had been deposited in the Savings Plan for investment in the Fidelity Managed Income Portfolio II – Class 3 (prior to the close of business on January 29, 2010, the Group Interest Fund).

Special Rules for Sold Location Participants
Effective July 31, 2011, for purposes of this Program, a Sold Location Participant is a Member who is either (i) a Marathon Transferee under the United States Steel Corporation Plan for Employee Pension Benefits (Revision of 2003) (“USS Pension Plan”) or (ii) covered under the Sale of Facilities provisions under the USS Pension Plan. A Sold Location Participant who elects to cease accruals and commence distribution of his or her benefit under the USS Pension Plan on or after attainment of the USS Pension Plan’s normal retirement age of 65, but prior to termination of employment with Marathon or the purchasing entity (or their successors), whichever is applicable (the “Plan Retirement Date”), shall not be eligible for future accruals under this Program following the Plan Retirement Date; provided that neither such election nor cessation of future accruals shall have any

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effect on the form and time of payments otherwise provided in section 4 herein. The Member’s benefits under this Program shall be calculated as of his or her Plan Retirement Date; provided that, for the period between the Member’s Plan Retirement Date and his or her termination of employment, simple interest will accrue and will be payable on the benefit due under this Program using the average of the interest rates established under the Pension Benefit Guaranty Corporation regulations to determine the present value of lump sum distributions payable under the USS Pension Plan during the months included in this period.

4.    Form of Benefit and Timing of Distribution

a.	Lump Sum Distribution and Annuity Option for Benefits Accruing Through August 31, 2013

1.
Effective January 1, 2005, subject to section 4.c. below, with respect to benefits accrued from January 1, 2005 through August 31, 2013, a Member shall receive a lump sum distribution of the benefits payable under this Program upon the Member’s (a) termination of employment with the Corporation with five or more years of continuous service, (b) termination of employment with the Corporation prior to attaining five years of continuous service with the consent of the Corporation, or (c) death prior to termination of employment with the Corporation. Except as provided in section 5.e., benefits provided by this Program shall be paid by the Corporation in cash out of the general assets of the Corporation. The payment date shall be on the last business day of the calendar month following the month in which such termination of employment occurred. Effective February 28, 2009, Members who retire under the 2009 Voluntary Early Retirement Program will be treated as having Company consent to retire even if they have not attained the five-year vesting requirement under this Program at retirement.

2.
Notwithstanding the form of payment specified in paragraph 1, with respect to benefits accrued from January 1, 2005 through August 31, 2013, and subject to section 4.c. below, a Member may irrevocably elect to receive such benefits payable in the form of a single life annuity. An election may not become effective for 12 months from the date on which it is made, and such election must be submitted to the Corporation more than 12 months prior to the date the benefits are otherwise scheduled to be paid. In addition, the payment date elected for the commencement of monthly annuity installment payments must be deferred for a minimum of five years from the date such benefits would otherwise have been paid. The Member shall also have the right to elect among actuarially equivalent life annuity forms of payment, which election may be made at any time when the Member has made a valid election to receive an annuity form of payment.

Monthly annuity payments shall be calculated using reasonable actuarial assumptions uniformly applied as determined by the Program administrator, by dividing the employee’s accrued benefits as of the most recent valuation date by their life expectancy per the applicable mortality table under the Corporation’s tax-qualified pension plan (i.e., the United States Steel Corporation Plan for Employee Pension Benefits (Revision of 2003)), and adjusted annually to reflect any investment earnings.  The same reasonable actuarial assumptions and methods will be used in valuing each annuity payment option, in determining whether the payments are actuarially equivalent.

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3.
In the event a Member dies prior to termination of employment, the benefits will be paid to the Member’s surviving spouse (or to the Member’s estate, if there is no surviving spouse) in the form of a lump sum distribution. The payment date shall be on the last business day of the calendar month following the month in which such death occurred.

4.
In the event a Member dies after termination of employment but prior to receiving the benefits credited to his account under the Program, the benefits will be paid to the Member’s surviving spouse (or to the Member’s estate, if there is no surviving spouse) in the form of a lump sum distribution on the last business day of the calendar month following the month in which the Member’s termination of employment occurred.

b.	Annuity Distribution and Lump Sum Option for Benefits Accruing On and After September 1, 2013

1.
Effective January 1, 2005, subject to section 4.c. below, with respect to benefits accrued on and after September 1, 2013, a Member shall receive a distribution of the benefits payable under this Program in the form of a single life annuity upon the Member’s (a) termination of employment with the Corporation with five or more years of continuous service, (b) termination of employment with the Corporation prior to attaining five years of continuous service with the consent of the Corporation, or (c) death prior to termination of employment with the Corporation. Except as provided in section 5.e., benefits provided by this Program shall be paid by the Corporation in cash out of the general assets of the Corporation. The payment date for commencement of annuity installment payments shall be on the first regularly scheduled payroll date of the second calendar month following the month in which such termination of employment occurred.

Monthly annuity payments shall be calculated using reasonable actuarial assumptions uniformly applied as determined by the Program administrator, by dividing the employee’s accrued benefits as of the most recent valuation date by their life expectancy per the applicable mortality table under the Corporation’s tax-qualified pension plan (i.e., the United States Steel Corporation Plan for Employee Pension Benefits (Revision of 2003)), and adjusted annually to reflect any investment earnings.  The same reasonable actuarial assumptions and methods will be used in valuing each annuity payment option, in determining whether the payments are actuarially equivalent.

2.
Notwithstanding the foregoing specified form of payment, with respect to benefits that may accrue on and after September 1, 2013, and subject to section 4.c. below, an employee may receive such benefits in the form of a lump sum payment on the last business day of the calendar month following the month in which termination of employment occurred, provided the employee makes a timely benefit election. For employees in the Program on July 31, 2013, a one‑time irrevocable election to receive a lump sum payment must be made prior to September 1, 2013 in order to be valid. For employees who become eligible to participate in the Program after July 31, 2013, the one‑time irrevocable election must be made within 30 days after the individual becomes eligible and will be effective with respect to benefits accruing subsequent to the election.

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3.
In the event a Member dies prior to termination of employment, the benefits will be paid to the Member’s surviving spouse (or to the Member’s estate, if there is no surviving spouse) in the form of a lump sum distribution. The payment date shall be on the last business day of the calendar month following the month in which such death occurred.

4.
In the event a Member dies after termination of employment but prior to receiving the benefits credited to his account under the Program, the benefits will be paid to the Member’s surviving spouse (or to the Member’s estate, if there is no surviving spouse) in the form of a lump sum distribution on the last business day of the calendar month following the month in which the Member’s termination of employment occurred.

c.    Delay in Payment to Specified Employees
Effective January 1, 2005, in the case of any Member who is determined by the administrator to be a “specified employee” (as defined in Code section 409A(a)(2)(B)(i) and the regulations thereunder), no amount of such Member’s distribution that is considered deferred, for purposes of Code section 409A, in taxable years beginning after December 31, 2004, shall be distributed as described in sections 4.a. or 4.b. above, but rather shall be payable (or payments shall commence in the case of an annuity form of payment) on the first business day of the seventh month following the date of the Member’s termination of employment (or, if earlier, the last business day of the calendar month following the month of the Member’s death). During this six-month delay period, simple interest will accrue and be payable, on the date specified in the preceding sentence, on the balance due using the average of the interest rates established under the Pension Benefit Guaranty Corporation regulations to determine the present value of lump sum distributions payable under the USS Pension Plan during the months included in the six-month delay period. In the case of an annuity form of payment, installments otherwise payable in the first six months following separation from service shall be accumulated and paid on the first business day of the seventh month following the date of the Member’s termination of employment (or, if earlier, the last business day of the calendar month following the month of the Member’s death).

For purposes of this Program, a Member’s entire benefit amount shall be considered deferred in taxable years beginning after December 31, 2004 if the Member had not attained at least five years of service as of December 31, 2004. For Members with at least five years of service as of December 31, 2004, their benefit determined as of December 31, 2004, plus earnings, shall be payable in accordance with the terms of the Program in effect on October 3, 2004, without any modification thereto.

d.	Full and Final Settlement
Any lump sum distribution payable as described above following termination of employment or death shall represent full and final settlement of all benefits provided under the Program.

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e.	Termination of Employment
For purposes of this section 4, the term “termination of employment” shall mean a “separation from service” as that term is used under section 409A(a)(2)(A)(i) of the Code and the regulations thereunder.

5.    General Provisions
a.    Administration
The Vice President - Administration, United States Steel and Carnegie Pension Fund, is responsible for the administration of this Program. The administrator shall decide all questions arising out of and relating to the administration of this Program. The decision of the administrator shall be final and conclusive as to all questions of interpretations and application of the Program.

b.    Amendment or Termination of Program
The Corporation reserves the right to make any changes in this Program or to terminate this Program as to any or all groups of employees covered under this Program, but in no event shall such amendment or termination adversely affect the vested or non-vested benefits accrued hereunder prior to the effective date of such amendment or termination. Any amendment to this Program which changes this Program (including any amendment which increases, reduces or alters the benefits of this Program) or any action which terminates this Program to any or all groups shall be made by a resolution of the United States Steel Corporation Board of Directors (or any authorized committee of such Board) adopted in accordance with the bylaws of United States Steel Corporation and the corporation law of the state of Delaware.

c.    No Guarantee of Employment
Neither the creation of this Program nor anything contained herein shall be construed as giving an individual hereunder any right to remain in the employ of the Corporation.

d.    Nonalienation
No benefits payable under this Program shall be subject in any way to alienation, sale, transfer, assignment, pledge, attachment, garnishment, execution, or encumbrance of any kind by operation of law or otherwise. However, this section shall not apply to portions of benefits applied to satisfy (i) obligations for withholding of employment taxes, or (ii) obligations under a qualified domestic relations order.

e.    No Requirement to Fund
Except as provided in this section 5.e., benefits provided by this Program shall be paid out of general assets of the Corporation. No provisions in this Program, either directly or indirectly, shall be construed to require the Corporation to reserve, or otherwise set aside, funds for the payment of benefits hereunder.

As of December 31, 2001 (the “Effective Date”), United States Steel Corporation (and its subsidiaries and successors) and Marathon Oil Corporation (and its subsidiaries and successors) have assumed liability for a Specified Percentage of the Corporate Part, if any, of each Member’s accrued benefit under the Program. The term “Corporate Part” is defined to mean the pro rata portion (based upon continuous service taken into consideration for benefit accrual purposes

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under the Program) of a Member’s total accrued benefit under the Program as of the Effective Date which is attributable to continuous service performed for the USX Headquarters unit of USX Corporation on or after May 1, 1991 and prior to the Effective Date. The Specified Percentage is thirty-five percent (35%) for United States Steel Corporation and sixty-five percent (65%) for Marathon Oil Corporation. The term “accrued benefit” is defined to mean the number of units of Marathon Stock (as renamed the Marathon Oil Corporation common stock), the number of shares of Marathon Petroleum Company Common Stock, and the number of units of Steel Stock (as converted to United States Steel Corporation common stock) the participant has accrued in his or her account under the Program. The assumption of liability for the Specified Portion of the Corporate Part includes the assumption of liability for future dividends attributable to such allocated units.

f.    Controlling Law
To the extent not preempted by the laws of the United States of America, the laws of the Commonwealth of Pennsylvania shall be the controlling state law in all matters relating to this Program.

g.    Severability
If any provisions of this Program shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of this Program, but this Program shall be construed and enforced as if such illegal or invalid provision had never been included herein.

h.    Exclusive Provisions of Program
The provisions contained herein constitute the complete and exclusive statement of the terms of this Program. There are no written or oral representations, promises, statements or commitments, other than those expressly set forth herein, with respect to benefits provided by this Program. All reliance by any individual concerning the subject matter of this Program shall be solely upon the provisions set forth in this document.

i.    Code Section 409A
This Program shall be interpreted and administered in accordance with section 409A of the Code and the regulations and interpretations that may be promulgated thereunder.

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